EXHIBIT 99
News Release

CONTACTS:

FOR DIGITAL TELEPORT
Sal Cinquegrani
1-847-359-2808 (o)
1-888-761-1313 (p)


       DIGITAL TELEPORT FILES VOLUNTARY REORGANIZATION; OBTAINS $5 MILLION
                                   FINANCING

ST. LOUIS - (Dec. 31, 2001) - Digital Teleport Inc. and its holding company, DTI Holdings Inc., today is filing voluntary petitions for Chapter 11 reorganization with the U. S. Bankruptcy Court for the Eastern District of Missouri. The company also announced it has received a commitment for up to $5 million in debtor-in-possession financing to fund continuing operations during its court-supervised restructuring.

After reviewing various and previously disclosed strategic alternatives, the regional fiber communications provider for secondary and tertiary markets concluded that Chapter 11 reorganization offers the most attractive opportunity for success. KLT Telecom Inc., a non-regulated subsidiary of Great Plains Energy Inc. (NYSE:GXP), and current majority owner of the company, is providing the DIP financing.

Through this restructuring, Digital Teleport expects to eliminate about $300 million in debt and significantly reduce other future commitments. Digital Teleport will use the debtor-in-possession financing plus cash from operations to fund post-filing operating expenses and obligations to suppliers and employees.

"During telecom's peak growth years, Digital Teleport pursued an aggressive national expansion at the cost of profitability," said Paul Pierron, president and CEO of Digital Teleport. "We borrowed heavily to acquire fiber network routes that were never put into service. Payments on our bond debt were set to begin in September 2003 and create extraordinary financial pressure."

Digital Teleport expects to emerge from reorganization as a stronger, more flexible company with a unique network, a manageable debt load, and a growing base of recurring monthly revenue. Excluding one-time legal and financial expenses associated with its voluntary restructuring, Digital Teleport expects to report positive operating cash flow for January 2002.

The company plans to exit the national long-haul business and eliminate non-revenue producing fiber routes. Digital Teleport will focus on operating its traditional core fiber optic network that spans a five-state region in the Midwest.



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Digital Teleport
Dec. 31, 2001


"During the restructuring, the company will continue to be focused on providing the highest quality service to our existing bandwidth customers and fulfilling post-petition obligations to customers, suppliers and employees," Pierron said.

"Digital Teleport is not going out of business. We are not liquidating. Reorganization under Chapter 11 enables Digital Teleport to strengthen our balance sheet, eliminating unneeded network facilities, maintaining positive cash flows, ensuring sufficient cash to continue operating and growing the business," Pierron said.

Earlier this year, KLT Telecom took a controlling ownership interest in Digital Teleport. At that time, more emphasis was shifted to revenue generation and a new team led by Pierron was brought in. As a result, year-to-date revenues through last Sept. 30, the last reported period, are up 68 percent compared to the same period a year ago, despite the economic and telecom downturn.

ABOUT DIGITAL TELEPORT

Digital Teleport provides wholesale fiberoptic transport services in secondary and tertiary markets to national and regional communications carriers. The company also provides Ethernet service to enterprise customers and government agencies in office buildings in areas adjacent to the company's metropolitan network rings. Formed in June 1989, Digital Teleport is 83.4 percent owned by Great Plains Energy Inc. Year-to-date through Sept. 30, 2001 Digital Teleport reported total revenues of $13 million. The company's Web site is WWW.DIGITALTELEPORT.COM.

FORWARD LOOKING STATEMENTS

This news release contains projections or other forward-looking statements regarding future events, outcomes, growth projections or the future financial performance of Digital Teleport. These statements are only predictions. Actual events or results may differ materially from these forward-looking statements. Digital Teleport's Chapter 11 petitions and all other documents filed with the bankruptcy court contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. All actions contemplated by Digital Teleport are subject to bankruptcy court approval.

                                       END